EXHIBIT 5.1

                          Kaplan Gottbetter & Levenson, llp
                                   630 Third Avenue
                            New York, New York 10017-6705
                                    (212) 983-6900
March  31,  2003

BHC,  Inc.
14001  63rd  Way  North
Clearwater,  Florida  33760

     Re:     BHC,  Inc.
             Registration  Statement  on  Form  SB-2
             for  1,253,750  Shares  of  Common  Stock

Dear  Sirs:

     At your request, we have examined the Registration Statement on Form SB-2 (the "Registration Statement") to be filed by BHC, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") on or about March 31, 2003, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,253,750 shares of the Company's Common Stock (the "Shares") all of which will be sold or distributed by certain selling security holders (the "Selling Security Holders").

     In  rendering  this  opinion,  we  have  examined  the  following:

     - the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

     - the minutes of meetings and actions by written consent of the stockholders and Board of Directors that are contained in the Company's minute books; and

     - the Company's stock transfer ledger stating the number of the Company's issued and outstanding shares of capital stock as of March 27, 2003.

     In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof.





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BHC,  Inc.
March  31,  2003
Page  2



     We have also assumed that the certificates representing the Shares have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

     As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from records and documents referred to above. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, we are not aware of any facts that would cause us to believe that the opinion expressed herein is not accurate. Our opinion is limited in all cases to matters arising under the general corporate law of Delaware.

     Based upon the foregoing, it is our opinion that the Shares to be sold or distributed by the Selling Security Holders pursuant to the Registration Statement are validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto. This opinion is intended solely for use in connection with the issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose.

                                     Very  truly  yours,

                                     KAPLAN  GOTTBETTER  &  LEVENSON,  LLP

                                     /s/  KAPLAN  GOTTBETTER  &  LEVENSON,  LLP
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